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THE AMP CONNECTION
a daily update for Pennsylvania legislators

SEPTEMBER 22, 1998


            AMP TAKES ITS CASE TO LEGISLATORS AND GOVERNOR RIDGE
      PROPOSES AMENDMENT TO TIGHTEN PENNSYLVANIA'S ANTI-TAKEOVER LAWS


AMP Incorporated turned to the state Capitol this week, asking legislators to help assure that the company has a fair chance to show that it can protect Pennsylvania jobs and investments while meeting Wall Street's expectations.

As part of its effort to fight the hostile takeover attempt by AlliedSignal, AMP is asking the General Assembly and Governor Ridge to tighten Pennsylvania's anti-takeover provisions. The proposed amendment would eliminate a shortcut AlliedSignal is likely to try in its attempt to acquire AMP "on the cheap." AMP's proposed change would provide that for a period of 18 months following an unsolicited attempt to acquire control of a Pennsylvania corporation, shareholder action could be taken only at a duly convened meeting and not by written consent without a meeting. Nothing in this change prevents a hostile takeover.

"This is one of the steps we're taking to make sure that we have a fair opportunity to show that our profit improvement plan will work," said Bob Ripp, AMP's new chairman and chief executive officer.

Ripp met with about 20 central Pennsylvania House members yesterday, and the company will continue to brief lawmakers on its proposal. Ripp said he believes the proposal, which is being sent to other House members this week, is in keeping with the General Assembly's intent in passing the original anti-takeover act.

"Clearly, the original intent was to make certain that companies have the time to take actions and make decisions that are in everyone's best interests, and our proposal simply eliminates one of the shortcuts that can be used to circumvent that protection," Ripp said.

"Our message to legislators is that AMP has been a major Pennsylvania employer and taxpayer, and an outstanding corporate citizen, for more than 50 years. AlliedSignal's hostile attempt to take over AMP is incompatible with what we are and what we have meant to Pennsylvania."

AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 11, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 103,966 shares of AMP common stock.